Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of December 2007.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of December 2007.
Operational statistics for the month of December 2007 and the comparative figures for the previous month are as follows:

		December 2007	November 2007
1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	119.184 million	118.149 million
	- Post-paid Subscribers	62.327 million	61.758 million
	- Pre-paid Subscribers	56.857 million	56.391 million

	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	13.311 million	12.276 million
	- Post-paid Subscribers	8.060 million	7.491 million
	- Pre-paid Subscribers	5.251 million	4.785 million

	Aggregated Number of CDMA Cellular Service Subscribers	41.097 million	40.770 million
	- Post-paid Subscribers	37.793 million	37.467 million
	- Pre-paid Subscribers	3.304 million	3.303 million

	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	4.604 million	4.277 million
	- Post-paid Subscribers	4.339 million	4.013 million
	- Pre-paid Subscribers	0.265 million	0.264 million

		December 2007	November 2007
2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	11.1590 billion	10.2854 billion
	- Domestic Long Distance	10.9777 billion	10.1231 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1813 billion	0.1623 billion

	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	12.1188 billion	11.1124 billion
	- Domestic Long Distance	12.0175 billion	11.0189 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1013 billion	0.0935 billion
Notes:
1.	All the Aggregated Numbers recorded for the months of November 2007 and December 2007 are aggregated data reported at 24:00 on 30 November 2007 and 31 December 2007 respectively.

2.
The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of December 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 31 December 2007 respectively.

Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of November 2007 and December 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 18 January 2008

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